EXHIBIT 2A

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "LEGION WORKS INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 2019, AT 2:54 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

7714281 8100
SR# 20198200956

Authentication: 204054158
Date: 11-20-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LEGION WORKS, INC.

LEGION WORKS, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Legion Works, Inc. (the “Corporation”). The Corporation was originally incorporated in the State of Delaware on November 20, 2019 pursuant to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on that date.

2. This Amended and Restated Certificate of Incorporation has been adopted by the Corporation and its stockholders pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

3. The Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 8th day of April, 2020

LEGION WORKS, INC.

/s/ Michael Kamo
Michael Kamo Chairman of the Board of Directors

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LEGION WORKS, INC.

FIRST: The name of the corporation is “Legion Works, Inc.”

SECOND: The address of its registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 100,000,000, consisting of 10,000,000 shares of Super Voting Common Stock, par value of $.0001 per share, and 90,000,000 shares of Voting Common Stock, par value of $.0001 per share.

(A) Super Common Stock.

1. The holders of Common Stock will be entitled to twenty votes per share on all matters to be voted on by the corporation’s stockholders.

2. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Super Common Stock shall be entitled to share, ratably according to the number of shares of Super Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

(B) Voting Common Stock.

1. The holders of Voting Common Stock will be entitled to one vote per share on all matters to be voted on by the corporation’s stockholders.

2. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Voting Common Stock shall be entitled to share, ratably according to the number of shares of Voting Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

(C) All Common Stock Pari-Passu

Except for voting rights as stated above, all Common Stock (Super Voting and Voting) shall be pari-passu with each in all other matters including, but not limited to, dividends and liquidation.

FIFTH: The Corporation, acting through its Board of Directors, may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, including the time or times, which may be limited or unlimited in duration, at or with which, and the price or prices at which any such shares may be purchased from the corporation upon exercise of any such right or option, shall be such as shall be stated in a resolution adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, shall be set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. Without limiting the generality of the foregoing, the authority to adopt and maintain a shareholders’ rights plan, and to establish the terms and conditions thereof, including the terms and circumstances under which the rights are to be redeemed, shall be reserved exclusively to the Board of Directors of the Corporation.

SIXTH: The name of the incorporator of this corporation is Clemen Cunningham, 38977 Sky Canyon Drive – Ste 101, Murrieta, CA 92563

SEVENTH: The name and mailing address of the directors of the corporation, who shall serve until the first annual meeting of stockholders or until their successor are elected and qualified, are as follows:

Michael Kamo

4275 Executive Square, Suite 200

La Jolla, CA 92037

Ryan Bettencourt

4275 Executive Square, Suite 200

La Jolla, CA 92037

The number of directors of the corporation shall be as specified in, or determined in the manner provided in, the bylaws of the corporation. Election of directors need not be by written ballot.

EIGHTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

NINTH: (1) A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the laws of the State of Delaware (“Delaware Law”).

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the corporation or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in the ARTICLE NINTH shall be a contract right.

(b) The corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Delaware Law.

(4) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of the Certificate of Incorporation or the bylaws of the corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

TENTH: The corporation shall have the right, subject to any express provisions or restrictions contained in the certificate of incorporation or bylaws of the corporation, from time to time, to amend the certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the certificate of incorporation or any amendment thereof are subject to such right of the corporation.

ELEVENTH: Except upon the affirmative vote of shareholders holding all the issued and outstanding shares of Common Stock, no amendment to this Certificate of Incorporation may be adopted by the Corporation which would impose personal liability for the debts of the Corporation on the shareholders of the Corporation or which would amend, alter or repeal or adopt any provision inconsistent with this Article ELEVENTH.

TWELVTH: The provisions of Section 203 Title 8 of the Delaware Statutes (2000), as amended, specifically shall apply to the Corporation from and after the filing of this Certificate of Incorporation with the Division of Corporations in the Department of State of Delaware.

THIRTEENTH: Any action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote, only if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding capital stock of the Corporation entitled to vote on such action.